    As filed with the Securities and Exchange Commission on January 8, 1998

================================================================================

                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                              BIG CITY RADIO, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                           4832                   13-3790661
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)     Identification
                                                                     Number)
                            ----------------------
                              11 SKYLINE DRIVE
                             HAWTHORNE, NY 10532
                              (914) 592-1071
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ----------------------

                               ARNOLD L. WADLER
                    EXECUTIVE VICE PRESIDENT AND SECRETARY
                             BIG CITY RADIO, INC.
                            c/o METROMEDIA COMPANY
                            ONE MEADOWLANDS PLAZA
                        EAST RUTHERFORD, NJ 07073-2137
                              (201) 531-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ----------------------
                                 COPIES TO:

          JAMES M. DUBIN, ESQ.                     NICHOLAS P. SAGGESE, ESQ.
Paul, Weiss, Rifkind, Wharton & Garrison    Skadden, Arps, Slate, Meagher & Flom LLP
      1285 Avenue of the Americas                    300 South Grand Avenue
     New York, New York 10019-6064               Los Angeles, California 90071
            (212) 373-3000                             (213) 687-5000

                            ----------------------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. / /

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-36449

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

================================================================================

                              EXPLANATORY NOTE

      This Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-1 (File No. 333-36449) of Big City Radio, Inc. (the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of amending certain exhibits previously filed with the Registration Statement and filing additional exhibits and accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission (the "Commission"). After giving effect to this Amendment, the Registration Statement consists of the Registration Statement as filed with the Commission at the time it became effective on December 18, 1997, as supplemented by this Amendment.

                                     PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.

EXHIBIT
NUMBER                                  DESCRIPTION
-------   ----------------------------------------------------------------------
 1.1**    Form of Underwriting Agreement.

 3.1** Form of Amended and Restated Certificate of Incorporation of Big City Radio, Inc.

 3.2**    Form of Amended and Restated Bylaws of Big City Radio, Inc.

 4.1**    Specimen Class A Common Stock Certificate of Big City Radio, Inc.

 5.1**    Form of opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

10.1**    Big City Radio, Inc. 1997 Incentive Stock Plan.

10.2* Employment Agreement, dated as of December 24, 1997, between Big City Radio, Inc. and Michael Kakoyiannis.

10.3**    Form of employment Agreement, between Big City Radio, Inc. and Paul
          R. Thomson.

10.4** Form of employment Agreement, between Big City Radio, Inc. and Steven G. Blatter.

10.5**    Form of employment Agreement, between Big City Radio, Inc. and Alan
          D. Kirschner.

10.6** Agreement and Plan of Merger, dated May 20, 1996, between Q Broadcasting, Inc. and Odyssey Communications, Inc.

10.7* Amended and Restated Credit Agreement, dated as of December 24, 1997, between Big City Radio, Inc. and The Chase Manhattan Bank.

10.8** Form of Registration Rights Agreement between Big City Radio, Inc. and Michael Kakoyiannis.

10.9** Form of Registration Rights Agreement between Big City Radio, Inc. and the Principal Stockholders.

10.10*    Reimbursement and Priority Agreement, dated as of December 24,
          1997, among Big City Radio, Inc., its subsidiaries and Mr. Subotnick.

10.11* Standby Commitment Letter, dated December 18, 1997, executed by Mr. Subotnick.

16.1**    Letter re Change in Certifying Accountant from Holtz Rubenstein &
          Co., LLP.

21.1**    List of Subsidiaries of Big City Radio, Inc.

23.1** Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in the opinion filed as Exhibit 5.1 hereto).

23.2**    Consent of KPMG Peat Marwick LLP.

23.3**    Consent of Holtz Rubenstein & Co., LLP.

23.4**    Consent of Leonard White.

23.5**    Consent of Silvia Kessel.

23.6**    Consent of Arnold L. Wadler.

24.1**    Power of Attorney (contained on signature page).

27.1**    Financial Data Schedule.

----------------
*    Filed herewith.
** Previously filed with the Registration Statement on Form S-1 (File No. 333-36449) filed with the Company on September 26, 1997, as amended.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 8, 1998.

                                       BIG CITY RADIO, INC.

                                       By: /s/ Michael Kakoyiannis
                                           -------------------------------
                                           Name: Michael Kakoyiannis
                                           Title: President and Chief
                                                  Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated, on January 8, 1998.

            SIGNATURES                           TITLE OR CAPACITIES
            ----------                           -------------------

                 *
  -------------------------------          Chairman of the Board of Directors
         Stuart Subotnick


  /s/ Michael Kakoyiannis
  -------------------------------          President, Chief Executive Officer
       Michael Kakoyiannis                 and Director (Principal Executive
                                           Officer)

                 *
  -------------------------------          Vice President and Chief Financial
         Paul R. Thomson                   Officer (Principal Financial and
                                           Accounting Officer)

                 *
  -------------------------------          Director
         Anita Subotnick


      /s/ Silvia Kessel
  -------------------------------
          Silvia Kessel                    Executive Vice President
                                           and Director

  -------------------------------
        Arnold L. Wadler                   Executive Vice President,
                                           General Counsel, Secretary
                                           and Director

  -------------------------------
          Leonard White                    Director



*By: /s/ Michael Kakoyiannis
    ---------------------------
     Michael Kakoyiannis
     Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
-------   ----------------------------------------------------------------------
 1.1**    Form of Underwriting Agreement.

 3.1** Form of Amended and Restated Certificate of Incorporation of Big City Radio, Inc.

 3.2**    Form of Amended and Restated Bylaws of Big City Radio, Inc.

 4.1**    Specimen Class A Common Stock Certificate of Big City Radio, Inc.

 5.1**    Form of opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

10.1**    Big City Radio, Inc. 1997 Incentive Stock Plan.

10.2* Employment Agreement, dated as of December 24, 1997, between Big City Radio, Inc. and Michael Kakoyiannis.

10.3**    Form of employment Agreement, between Big City Radio, Inc. and Paul
          R. Thomson.

10.4** Form of employment Agreement, between Big City Radio, Inc. and Steven G. Blatter.

10.5**    Form of employment Agreement, between Big City Radio, Inc. and Alan
          D. Kirschner.

10.6** Agreement and Plan of Merger, dated May 20, 1996, between Q Broadcasting, Inc. and Odyssey Communications, Inc.

10.7* Amended and Restated Credit Agreement, dated as of December 24, 1997, between Big City Radio, Inc. and The Chase Manhattan Bank.

10.8** Form of Registration Rights Agreement between Big City Radio, Inc. and Michael Kakoyiannis.

10.9** Form of Registration Rights Agreement between Big City Radio, Inc. and the Principal Stockholders.

10.10*    Reimbursement and Priority Agreement, dated as of December 24,
          1997, among Big City Radio, Inc., its subsidiaries and Mr. Subotnick.

10.11* Standby Commitment Letter, dated December 18, 1997, executed by Mr. Subotnick.

16.1**    Letter re Change in Certifying Accountant from Holtz Rubenstein &
          Co., LLP.

21.1**    List of Subsidiaries of Big City Radio, Inc.

23.1** Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in the opinion filed as Exhibit 5.1 hereto).

23.2**    Consent of KPMG Peat Marwick LLP.

23.3**    Consent of Holtz Rubenstein & Co., LLP.

23.4**    Consent of Leonard White.

23.5**    Consent of Silvia Kessel.

23.6**    Consent of Arnold L. Wadler.

24.1**    Power of Attorney (contained on signature page).

27.1**    Financial Data Schedule.

----------------
*    Filed herewith.
** Previously filed with the Registration Statement on Form S-1 (File No. 333-36449) filed with the Company on September 26, 1997, as amended.